Free Writing Prospectus (To the Prospectus dated August 31, 2010 and the Prospectus Supplement dated May 27, 2011)	Filed Pursuant to Rule 433 Registration No. 333-169119 March 27, 2012

$ Return Enhanced Notes due April 4, 2014 Linked to the Performance of a Basket of Four Currencies Relative to the U.S. Dollar Global Medium-Term Notes, Series A

General

•                   The Notes are designed for investors who seek exposure to the potential appreciation of an equally-weighted basket consisting of the Chinese renminbi, Mexican peso, Indonesian rupiah and Russian ruble relative to the U.S. dollar from the pricing date to the final valuation date.  Investors should be willing to forgo interest and other periodic payments, and if the basket declines, be willing to lose up to 5% of their initial investment.

•                   Senior unsecured obligations of Barclays Bank PLC maturing April 4, 2014.

•                   Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof.

•                   The Notes are expected to price on or about March 30, 20122 (the “pricing date”) and are expected to issue on or about April 4, 20122 (the “settlement date”).

Key Terms	Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Reference Asset:

An equally-weighted basket consisting of the currency exchange rates between (i) the U.S. dollar and the Chinese renminbi (the “USDCNY” currency exchange rate), (ii) the U.S. dollar and the Mexican peso (the “USDMXN” currency exchange rate), (iii) the U.S. dollar and the Indonesian rupiah (the “USDIDR” currency exchange rate), and (iv) the U.S. dollar and the Russian ruble (the “USDRUB” currency exchange rate), (each, a “currency exchange rate” and a “basket component”, and each of the Chinese renminbi, Mexican peso, Indonesian rupiah and Russian ruble, a “reference currency”).  The currency exchange rates on any given day, including the pricing date and the final valuation date, will be determined by the calculation agent with reference to the following:

(a)                where the currency exchange rate is “USDCNY”, the Chinese renminbi per U.S. dollar exchange rate which appears on Reuters screen "SAEC" opposite the symbol "USDCNY=" at approximately 9:15 a.m., Beijing time, on the relevant date;

(b)                where the currency exchange rate is “USDMXN”, the Mexican peso per U.S. dollar exchange rate which appears on Bloomberg screen WMCO1 to the right of the caption “MXN” under the caption “MID” at approximately 4 p.m., London time, on the relevant date;

(c)                where the currency exchange rate is “USDIDR”, the Indonesian rupiah per U.S. dollar exchange rate which appears on Reuters Screen ABSIRFIX01 to the right of the caption "Spot" under the column "IDR" at approximately 11:30 a.m. Singapore time on the relevant date; and

(d)                where the currency exchange rate is “USDRUB”, the Russian ruble per U.S. dollar exchange rate which appears on Reuters Screen EMTA Page to the right of the caption "Spot" under the column "RUB", at approximately 1:30 p.m., Moscow time, on the relevant date.

Upside Leverage Factor:	1.90

Payment at Maturity:

If the Basket Return is greater than 0%, you will receive a cash payment that provides you with a return per $1,000 principal amount Note equal to the Basket Return multiplied by the upside leverage factor.  Accordingly, if the Basket Return is positive, your payment at maturity per $1,000 principal amount Note would be calculated as follows:

$1,000 + [$1,000 x (Basket Return x Upside Leverage Factor)]

If the Basket Return is less than or equal to 0% and greater than -5%, you will lose 1% of the principal amount of your Notes for every 1% that the Basket Ending Level declines below the Basket Starting Level. Accordingly, your payment at maturity per $1,000 principal amount would be calculated as follows:

$1,000 + [$1,000 x Basket Return]

If the Basket Return is less than or equal to -5%, you will receive 95% of the principal amount of your Notes.  Accordingly, your payment at maturity per $1,000 principal amount of Notes would be $950.00.

Your principal is protected up to 95% only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this free writing prospectus.

Basket Return:	The performance of the reference asset from the Basket Starting Level to the Basket Ending Level, calculated as follows: Basket Ending Level – Basket Starting Level Basket Starting Level

Basket Starting Level:	Set equal to 100 on the pricing date.

Basket Ending Level:

The Basket Ending Level will be calculated as follows:

100 x [1 + (CNY return x 1/4) + (MXN return x 1/4) + (IDR return x 1/4) + (RUB return x 1/4)]

The returns set forth in the formula above reflect the performance of the currency exchange rates as described under “Currency Performance” below.

Currency Performance:

The performance of the currency exchange rate from the Initial Rate to the Final Rate, calculated as follows:

Initial Rate – Final Rate
Initial Rate

Where,

Initial Rate  = the Initial Rate for each basket component is [•] with respect to USDCNY, [•] with respect to USDMXN, [•] with respect to USDIDR and [•] with respect to USDRUB, which, in each case is the currency exchange rate on the pricing date, determined as described under “Reference Asset” above.

Final Rate = with respect to each currency exchange rate, the currency exchange rate on the final valuation date, determined as described under “Reference Asset” above.

Final Valuation Date:	April 1, 2014[1]

Maturity Date:	April 4, 2014[1]

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06738K2H3 / US06738K2H32

[1]

Subject to postponement in the event of a market disruption event as described under “Reference Assets—Currency Exchange Rates—Market Disruption Events Relating to Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates” and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” in the prospectus supplement.

[2]

Expected.  In the event we make any change to the expected pricing date and settlement date, the final valuation date and maturity date will be changed so that the stated term of the Notes remains the same.  To the extent that an Initial Rate for any basket component is unavailable on the scheduled pricing date due to a market disruption event or holiday, such Initial Rate will be determined on the first scheduled trading day on which no market disruption event or holiday occurs or is continuing.   In such event, the actual pricing date will be postponed to the first scheduled trading day on which all Initial Rates have been determined.  If no market disruption event or holiday exists with respect to a basket component on the scheduled pricing date, such basket component’s Initial Rate will be determined on the scheduled pricing date.

Investing in the Notes involves a number of risks.  See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Selected Risk Considerations” beginning on page FWP-5 of this free writing prospectus.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public[3]	Agent’s Commission	Proceeds to Barclays Bank PLC
Per Note	100%	%	%
Total	$	$	$

3                    The price to the public for any single purchase by an investor in certain trust accounts, who is not being charged the full selling concession or fee by other dealers of approximately     %, is    %.  The price to the public for all other purchases of Notes is 100%.

The Notes are not bank deposits and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.  The Notes are not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

JPMorgan Placement Agent

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus dated August 31, 2010, the prospectus supplement dated May 27, 2011 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering.  Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details.  You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 2-3430).  A copy of the prospectus may be obtained from Barclays Capital Inc., 745 Seventh Avenue —Attn: US InvSol Support, New York, NY 10019.

You may revoke your offer to purchase the Notes at any time prior to the pricing as described on the cover of this free writing prospectus.  We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance.  In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this free writing prospectus together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part.  This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•      Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•      Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

Our SEC file number is 1-10257.  As used in this free writing prospectus, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Reference Asset?

The following table illustrates the hypothetical total return at maturity on the Notes.  The “total return” as used in this free writing prospectus is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000.  The hypothetical total returns and examples set forth below assume the Initial Rates as stated below. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes.  The numbers appearing in the following table and examples have been rounded for ease of analysis.  The examples below do not take into account any tax consequences from investing in the Notes.

Basket Ending Level	Basket Return	Payment at Maturity	Total Return on the Notes
120.00	20.00%	$1,380.00	38.00%
115.00	15.00%	$1,285.00	28.50%
110.00	10.00%	$1,190.00	19.00%
105.00	5.00%	$1,095.00	9.50%
100.00	0.00%	$1,000.00	0.00%
98.00	-2.00%	$980.00	-2.00%
95.00	-5.00%	$950.00	-5.00%
90.00	-10.00%	$950.00	-5.00%
80.00	-20.00%	$950.00	-5.00%
70.00	-30.00%	$950.00	-5.00%
60.00	-40.00%	$950.00	-5.00%
50.00	-50.00%	$950.00	-5.00%
40.00	-60.00%	$950.00	-5.00%
30.00	-70.00%	$950.00	-5.00%
20.00	-80.00%	$950.00	-5.00%
10.00	-90.00%	$950.00	-5.00%
0.00	-100.00%	$950.00	-5.00%

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Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1:   In this case, Chinese renminbi, Mexican peso and Indonesian rupiah strengthen against the U.S. dollar (this occurs when the Final Rate decreases from the Initial Rate, reflecting a fewer number of reference currency per U.S. dollar), and the Russian ruble weakens against the U.S. dollar (this occurs when the Final Rate increases from the Initial Rate, reflecting a greater number of reference currency per U.S. dollar).

Step 1: Calculate the Currency Performance for each Basket Component.

Basket Component	Initial Rate	Final Rate	Weight	Currency Performance
USDCNY	6.3150	5.0520	1/4	20.00%
USDMXN	12.6672	12.0338	1/4	5.00%
USDIDR	9,204	8,744	1/4	5.00%
USDRUB	28.9802	31.8782	1/4	-10.00%

The Currency Performance of each basket component is the performance of the currency exchange rate from the Initial Rate to the Final Rate, calculated as follows:

Initial Rate – Final Rate
Initial Rate

Step 2: Calculate the Basket Ending Level.

The Basket Ending Level is calculated as follows:

100 x [1+ (20.00% x 1/4) + (5.00% x 1/4) + (5.00% x 1/4) + (-10.00% x 1/4)] = 105

Step 3: Calculate the Basket Return.

The Basket Return reflects the performance of the basket, calculated as follows:

= 5.00%

Step 4: Calculate the Payment at Maturity.

Because the Basket Return of 5.00% is greater than 0%, the investor will receive a payment at maturity per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x (Basket Return x Upside Leverage Factor)] = $1,000 + [$1,000 x (5.00% x 1.90)] = $1,095.00

Therefore, the payment at maturity is $1,095.00 per $1,000 principal amount Note, representing a 9.50% return on investment over the term of the Notes.

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Example 2: In this case, the Chinese renminbi and Mexican peso strengthen against the U.S. dollar (this occurs when the Final Rate decreases from the Initial Rate, reflecting a fewer number of reference currency per U.S. dollar), and the Indonesian rupiah and Russian ruble weaken against the U.S. dollar (this occurs when the Final Rate increases from the Initial Rate, reflecting a greater number of reference currency per U.S. dollar).

Step 1: Calculate the Currency Performance for each Basket Component.

Basket Component	Initial Rate	Final Rate	Weight	Currency Performance
USDCNY	6.3150	5.0520	1/4	20.00%
USDMXN	12.6672	12.0338	1/4	5.00%
USDIDR	9,204	11,321	1/4	-23.00%
USDRUB	28.9802	31.8782	1/4	-10.00%

The Currency Performance of each basket component is the performance of the currency exchange rate from the Initial Rate to the Final Rate, calculated as follows:

Initial Rate – Final Rate
Initial Rate

Step 2: Calculate the Basket Ending Level.

The Basket Ending Level is calculated as follows:

100 x [1+ (20.00% x 1/4) + (5.00% x 1/4) + (-23.00% x 1/4) + (-10.00% x 1/4)] = 98

Step 3: Calculate the Basket Return.

The Basket Return reflects the performance of the basket, calculated as follows:

= –2.00%

Step 4: Calculate the Payment at Maturity.

Because the Basket Return of –2.00% is less than 0% but greater than –5%, the investor will receive a payment at maturity per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x Basket Return] = $1,000 + [$1,000 x –2.00%] = $980.00

Therefore, the payment at maturity is $980.00 per $1,000 principal amount Note, representing a 2.00% loss on investment over the term of the Notes.

Example 3: In this case, all four reference currencies weaken against the U.S. dollar (this occurs when the Final Rate increases from the Initial Rate, reflecting a greater number of reference currency per U.S. dollar).

Step 1: Calculate the Currency Performance for each Basket Component.

Basket Component	Initial Rate	Final Rate	Weight	Currency Performance
USDCNY	6.3150	7.5780	1/4	-20.00%
USDMXN	12.6672	13.3006	1/4	-5.00%
USDIDR	9,204	11,505	1/4	-25.00%
USDRUB	28.9802	31.8782	1/4	-10.00%

The Currency Performance of each basket component is the performance of the currency exchange rate from the Initial Rate to the Final Rate, calculated as follows:

Initial Rate – Final Rate
Initial Rate

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Step 2: Calculate the Basket Ending Level.

The Basket Ending Level is calculated as follows:

100 x [1+ (-20.00% x 1/4) + (-5.00% x 1/4) + (-25.00% x 1/4) + (-10.00% x 1/4)] = 85

Step 3: Calculate the Basket Return.

The Basket Return reflects the performance of the basket, calculated as follows:

= –15.00%

Step 4: Calculate the Payment at Maturity.

Because the Basket Return of –15.00% is less than –5%, the investor will receive a payment at maturity per $1,000 principal amount Note of $950.00, representing a 5.00% loss on investment over the term of the Notes.

Selected Purchase Considerations

•                  Market Disruption Events and Adjustments—The payment at maturity, the final valuation date and the basket components are subject to adjustment as described in the following sections of the prospectus supplement:

o                 For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Currency Exchange Rates—Market Disruption Events Relating to Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates” with respect to the basket components and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” with respect to the basket; and

o                 For a description of further adjustments that may affect one or more basket components or the basket, see “Reference Assets—Currency Exchange Rates—Adjustments Relating to Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates” and “Reference Assets—Baskets—Adjustments Relating to Securities with the Reference Asset Comprised of a Basket”.

•                  Appreciation Potential—The Notes provide the opportunity to enhance returns by multiplying a positive Basket Return by the upside leverage factor.

•                  Preservation of Capital at Maturity—You will receive at least 95% of the principal amount of your Notes if you hold your Notes to maturity, regardless of the performance of the reference asset.  Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Selected Risk Considerations—Credit of Issuer” in this free writing prospectus.

•                  Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below.  The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.  Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement.  In addition, this discussion applies to you only if you are an initial purchaser of the Notes; if you are a secondary purchaser of the Notes, the tax consequences to you may be different.

The following section is the opinion of our special tax counsel, Sullivan & Cromwell LLP, and it assumes that the description of the terms of the Notes in this free writing prospectus is materially correct.  The Notes will be treated as debt instruments subject to special rules governing contingent payment debt instruments for United States federal income tax purposes.  Under applicable U.S. Treasury Regulations governing debt instruments with payments denominated in, or determined by reference to, more than one currency, for persons whose functional currency is the U.S. dollar, the Notes will not be foreign currency denominated debt instruments because the “predominant” currency of the Notes is the U.S. dollar.  Accordingly, we will treat the Notes as being denominated in U.S. dollars, and payments on the Notes determined by reference to currencies other than the U.S. dollar as contingent payments under the special federal income tax rules applicable to contingent payment debt instruments.  Under these rules, if you are a U.S. individual or taxable entity, you generally will be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield for the Notes and pay tax accordingly, even though you will not receive any payments from us until maturity.  This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be.  In addition, any gain you may recognize on the sale or maturity of the Notes would be taxed as ordinary interest income and any loss you may recognize on the sale or maturity of the Notes would generally be ordinary loss to the extent of the interest you previously included as income in respect of the Notes and thereafter would be capital loss.  If you are a noncorporate holder, you would generally be able to use such ordinary loss to offset your income only in

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the taxable year in which you recognize the ordinary loss and would generally not be able to carry such ordinary loss forward or back to offset income in other taxable years.

If you purchase your Notes for an amount that differs from the principal amount of the Notes, you may be subject to special tax rules as described in “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the accompanying prospectus supplement (in particular, the rules that apply when a U.S. holder purchases a contingent payment debt instrument for an amount that differs from the adjusted issue price of that contingent payment debt instrument at the time of the purchase).  These rules are complex and therefore individuals are urged to consult their tax advisors regarding these rules.

For a further discussion of the tax treatment of your Notes, including information regarding obtaining the comparable yield for your Notes and the tax consequences to secondary purchasers of the Notes, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

“Specified Foreign Financial Asset” Reporting.  Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns.  “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions (which would include debt of a foreign financial institution that is not regularly traded on an established securities market, and accordingly may include your Notes) as well as any of the following, but only if they are not held in accounts maintained by financial institutions:  (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities.  Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Non-U.S. Holders.  Barclays currently does not withhold on payments treated as interest to non-U.S. holders in respect of instruments such as the Notes.  However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on any payments treated as interest at a 30% rate, unless you have provided to Barclays an appropriate and valid Internal Revenue Service Form W-8.  In addition, non-U.S. holders will be subject to the general rules regarding information reporting and backup withholding as described under the heading “Certain U.S. Federal Income Tax Considerations— Information Reporting and Backup Withholding” in the accompanying prospectus supplement.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the basket components.  These risks are explained in more detail in the “Risk Factors” sections of the prospectus supplement, including but not limited to the risk factors discussed under the following headings:

o                 “Risk Factors—Risks Relating to All Securities”;

o                 “Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”;

o                 “Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

o                 “Risk Factors—Additional Risks Relating to Securities Based on a Basket Comprised of More Than One Reference Asset” and

o                 “Risk Factors—Additional Risks Relating to Securities with Reference Assets that are Currencies, an Index Containing Currencies, Shares or Other Interests in an Exchange-Traded Fund Invested in Currencies or Based in Part on Currencies”.

In addition to the risks discussed under the headings above, you should consider the following:

•                  Your Investment in the Notes May Result in a Loss— The Notes are only 95% principal protected, subject to the creditworthiness of Barclays Bank PLC.  The return on the Notes at maturity is linked to the bullish performance of the Chinese renminbi, Mexican peso, Indonesian rupiah and Russian ruble relative to the U.S. dollar and will depend on whether, and the extent to which, the Basket Return is positive or negative.

•                  Emerging Markets Risk— An investment linked to emerging market currencies, which include the reference currencies, involves many risks beyond those involved in an investment linked to the currencies of developed markets, including, but not limited to: economic, social, political, financial and military conditions in the emerging markets, including especially political uncertainty and financial instability; the increased likelihood of restrictions on export or currency conversion in the emerging markets; the greater potential for an inflationary environment in the emerging markets; the possibility of nationalization or confiscation of assets; the greater likelihood of regulation by the national, provincial and local governments of the emerging market countries, including the imposition of currency exchange laws and taxes; and less liquidity in emerging market currency markets than in those of developed markets. The currencies of emerging markets may be more

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volatile than those of developed markets and may be affected by political and economic developments in different ways than developed markets. Moreover, the emerging market economies may differ favorably or unfavorably from developed market economies in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

•                  No Interest Payments—As a holder of the Notes, you will not receive interest payments.

•                  Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this free writing prospectus is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates.  As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you.  The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•                  Lack of Liquidity—The Notes will not be listed on any securities exchange.  Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so and may discontinue any such secondary market making at any time without notice.  Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

•                  Credit of Issuer — The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due.  In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•                  Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•                  Gains in the Currency Performance of One or More Reference Currencies May Be Offset by Losses in the Currency Performance of Other Reference Currencies — The Notes are linked to the performance of the reference currencies relative to the U.S. dollar.  The performance of the basket will be based on the appreciation or depreciation of the basket as a whole.  Therefore, the positive Currency Performance of one or more reference currencies relative to the U.S. dollar may be offset, in whole or in part, by the negative Currency Performance of one or more of the other reference currencies relative to the U.S. dollar of equal or greater magnitude.  The performance of the basket is dependent on the Currency Performance of each reference currency, which is in turn based on the formula set forth above.

•                  Investing in the Notes is Not Equivalent to Investing Directly in the Reference Currencies — You may receive a lower payment at maturity than you would have received if you had invested directly in the reference currencies.  Additionally, the Basket Return is based on the Currency Performance of each of the reference currencies, which is in turn based on the formula set forth above.  The Currency Performances are based solely on such stated formula and not on any other formula that could be used to calculate currency returns.

•                  The Payment at Maturity on Your Notes is Not Based on the Currency Exchange Rates Comprising the Basket at Any Time Other than the Final Valuation Date —The Basket Return will be based solely on the currency exchange rates comprising the basket as of the final valuation date relative to the respective Initial Rates (subject to adjustments as described in the prospectus supplement). Therefore, if the value of one or more of the reference currencies relative to the U.S. dollar drops precipitously on the final valuation date, the payment at maturity may be significantly less than it would otherwise have been had the payment at maturity been linked to the currency exchange rates at a time prior to such drop. Although the value of the reference currencies relative to the U.S. dollar on the maturity date or at other times during the life of your Notes may be higher than on the final valuation date, you will not benefit from the currency exchange rates at any time other than the final valuation date.

•                  Suitability of the Notes for Investment—You should reach a decision to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this free writing prospectus, the prospectus supplement and the prospectus. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.

•                  Currency Exchange Risks Can Be Expected to Heighten in Periods of Financial Turmoil — In periods of financial turmoil, capital can move quickly out of regions that are perceived to be more vulnerable to the effects of the crisis than others with sudden and severely adverse consequences to the currencies of those regions. In addition, governments around the world, including the United States government and governments of other major world currencies, have recently made, and may be expected to continue to make, very significant interventions in their economies, and sometimes directly in their currencies. Such interventions affect currency exchange rates globally and, in particular, the value of the reference currencies relative to the U.S. dollar. Further interventions, other government actions or suspensions of actions, as well as other changes in government economic policy or other financial or economic events affecting the currency markets, may cause currency

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exchange rates to fluctuate sharply in the future, which could have a material adverse effect on the value of the Notes and your return on your investment in the Notes at maturity.

•                  Many Economic and Market Factors Will Impact the Value of the Notes— In addition to the level of the reference asset on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o                 the expected volatility of the currency exchange rates comprising the reference asset;

o                 the time to maturity of the Notes;

o                 interest and yield rates in the market generally and in the markets of the reference currencies and the U.S. dollar;

o                 a variety of economic, financial, political, regulatory or judicial events; and

o                 our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Historical Information

The following graphs set forth the historical performance of the USDCNY, USDMXN, USDIDR and USDRUB currency exchange rates from January 1, 2001 through March 26, 2012 (based on the daily, closing spot exchange rates from Bloomberg L.P.).  On March 26, 2012, such closing spot exchange rates of USDCNY, USDMXN, USDIDR and USDRUB were 6.3150, 12.6672, 9,204 and 28.9802, respectively.

We obtained the information regarding the currency exchange rates of USDCNY, USDMXN, USDIDR and USDRUB below from Bloomberg L.P.  We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg L.P.  The historical performance of the closing currency exchange rates USDCNY, USDMXN, USDIDR and USDRUB should not be taken as an indication of future performance of such currency exchange rates, and no assurance can be given as to the currency exchange rates on the final valuation date.  We cannot give you assurance that the performance of the USDCNY, USDMXN, USDIDR and USDRUB currency exchange rates will result in a return of more than 95% of your initial investment, subject to the creditworthiness of the Issuer.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Certain Employee Retirement Income Security Act Considerations

Your purchase of a Note in an Individual Retirement Account (an “IRA”), will be deemed to be a representation and warranty by you, as a fiduciary of the IRA and also on behalf of the IRA, that (i) neither the issuer, the placement agent nor any of their respective affiliates has or exercises any discretionary authority or control or acts in a fiduciary capacity with respect to the IRA assets used to purchase the Note or renders investment advice (within the meaning of Section 3(21)(A)(ii) of the Employee Retirement Income Security Act (“ERISA”)) with respect to any such IRA assets and (ii) in connection with the purchase of the Note, the IRA will pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA) and in connection with any redemption of the Note pursuant to its terms will receive at least adequate consideration, and, in making the foregoing representations and warranties, you have (x) applied sound business principles in determining whether fair market value will be paid, and (y) made such determination acting in good faith.

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A. and JPMorgan Securities LLC will act as placement agents for the Notes pursuant to separate placement agency agreements with the issuer and will receive a fee pursuant to its agreement that will not exceed $15 per $1,000 principal amount Note. JPMorgan Securities LLC may act on behalf of an affiliate and may reallow all or a portion of fees received in connection with the distribution of the Notes to such affiliate.

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